SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): April 27, 2000 (March 31, 2000)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that it would not obtain audited financial statements because of a shortage of funds and the impending spin off to shareholders of its subsidiary, Hudson's Grill International, Inc. ("HGI") The subsidiary is currently undergoing an audit, which was required by comments by the SEC to HGI's SB-1 registration statement that was filed in January 2000. Since HGI is also short on cash, it will no longer loan money to the Company. Thus, the Company will not be filing its usual reports with the SEC. The Company is making a request to the SEC for a "no action" position because of its inability to provide the financial reports required under the federal securities acts. Once HGI's registration statement is declared effective, the Company will distribute HGI's shares to the Company's shareholders. The Company may then ask the market makers of its stock to cease making a market in its stock because to its inability to obtain audited statements.

     The Company also announced that its subsidiary, Hudson's Grill of Richardson, Inc., closed the Hudson's Grill restaurant in the Keystone Shopping Center near Richardson, Texas. No buyer has been found, and the landlord has terminated the lease. As a result, the Company probably will not be able to sell itself as a corporate shell that will remain after the spin off of HGI. Potential buyers and merger candidates were unable to negotiate favorable terms with the Richardson landlord that would have enabled an intended merger to proceed, and so the proposed merger with Overland Beverage Distributing, Inc., announced in January 2000, has been scrapped, and other recent efforts have also failed.

    Item 7.  Exhibits.

         1. Press Release dated April 27, 2000, regarding the request for no action position and the closing of Hudson's Grill in Richardson, Texas.

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    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: April 27, 2000

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s Robert W. Fischer
                               Robert W. Fischer

    f\sec\000407.O01

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